Exhibit 5.2

[Sullivan & Cromwell LLP Letterhead]

September 22, 2020

PartnerRe Ltd.,

90 Pitts Bay Road,

Pembroke HM08,

Bermuda.

PartnerRe Finance B LLC,

200 First Stamford Place,

Stamford, Connecticut 06902.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of $500,000,000 principal amount of 4.500% Fixed-Rate Reset Junior Subordinated Notes due 2050 (the “Securities”) of PartnerRe Finance B LLC, a Delaware limited liability company (the “Company”), subject to an unconditional guarantee as to payment of principal, interest and other payment obligations (the “Guarantee”) of PartnerRe Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (the “Guarantor”), pursuant to the Subordinated Debt Securities Indenture, dated as of September 22, 2020, as amended and supplemented by the First Supplemental Subordinated Debt Securities Indenture, dated as of September 22, 2020 (as so amended and supplemented, the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon, as Trustee (the “Indenture Trustee”), and the Subordinated Debt Securities Guarantee Agreement, dated as of September 22, 2020, as amended and supplemented by the First Supplemental Subordinated Debt Securities Guarantee Agreement, dated as of September 22, 2020 (as so amended and supplemented, the “Guarantee Agreement”), between the Guarantor and The Bank of New York Mellon, as Guarantee Trustee (the “Guarantee Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that (i) the Securities constitute the valid and legally binding obligations of the Company and (ii) the Guarantee constitutes the valid and legally binding obligation of the Guarantor, subject in the cases of clauses (i) and (ii) above, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

PartnerRe Ltd. PartnerRe Finance B LLC	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus, prospectus supplement or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Bermuda law, we note that you have received an opinion, dated the date hereof, of Conyers Dill & Pearman Limited.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that each of the Indenture and the Guarantee Agreement have been duly authorized, executed and delivered by the Guarantor, insofar as the laws of Bermuda are concerned, that the Indenture and the Guarantee Agreement have been duly authorized, executed and delivered by the Indenture Trustee and the Guarantee Trustee, as the case may be, that the Indenture Trustee’s certificate of authentication of the Securities has been manually signed by one of the Indenture Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K to be incorporated by reference in the Registration Statement relating to the Securities and the Guarantee and to the reference to us under the heading “Validity of the Notes” in the Prospectus Supplement relating to the Securities and the Guarantee, dated September 17, 2020. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SULLIVAN AND CROMWELL LLP